Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-151499, 333-161394), Form S-4 (No. 333-104818) and Forms S-8 (Nos. 333-65516, 333-44820, 333-38312, 333-37656, 333-72117, 333-152769, 333-161395) of Old National Bancorp of our report, dated February 26, 2010, with respect to the consolidated financial statements of Old National Bancorp and the effectiveness of internal control over financial reporting, which report appears in this Annual Report on Form 10-K of Old National Bancorp for the year ended December 31, 2009.
Crowe Horwath LLP
Indianapolis, Indiana
February 26, 2010